EXHIBIT 99.1

                  HEARTLAND FINANCIAL USA, INC.
                  EMPLOYEE STOCK PURCHASE PLAN


1.   Purpose of the Plan

     The purpose of the HEARTLAND FINANCIAL USA, INC. EMPLOYEE STOCK PURCHASE PLAN (hereinafter referred to as the "Plan") is to secure for HEARTLAND FINANCIAL USA, INC. and its Related Corporations (hereinafter referred to as the "Company") and its stockholders the benefits of the incentive inherent in the ownership of common stock by Employees. The Plan is intended to comply with the provisions of Code Section 423 and shall be administered, interpreted and construed in accordance with such provisions.

2.   Definitions

     When used herein, the following terms shall have the following meanings:

     a. Board. Shall mean the Board of Directors of the Company.

     b. Code. Shall mean the Internal Revenue Code of 1986, and any amendments thereto.

     c. Committee. Shall mean the Compensation Committee of the Board.

     d. Compensation. Shall mean "compensation" as defined under the Heartland Financial Retirement Plan (the "Retirement
Plan") for purposes of non-discretionary employer contribution allocations.

     e.   Employee.  Shall mean each employee of the Company.

     f.   Entry Date.  Shall mean the first day of each Plan
Year.

     g. Fair Market Value. Shall mean such amount as may be determined by the Committee in its sole discretion.

     h.   Grant Date.  Shall mean the first day of each Plan
Year, or such other date as may be determined by the Committee in its sole discretion.

     i.   Investment Date.  Shall mean the last day of each Plan
Year, or such other date as may be determined by the Committee in its sole discretion.

     j. Participant. Shall mean an Employee who has met the requirements of Paragraph 3 and has elected to participate in the Plan pursuant to Paragraph 4.

     k. Payroll Deduction Account. Shall mean the bookkeeping entry established by the Company for each Participant pursuant to Paragraph 4.

     l.   Plan Year.  Shall mean January 1 through December 31.

     m. Related Corporation. Shall mean a corporation which would be a parent or subsidiary corporation with respect to the Company as defined in Code Section 424(e) or (f).

3.   Eligibility

     Each Employee shall be eligible to participate in the Plan beginning on the Entry Date coincident with or next following the date on which the Employee has been employed with the Company for one year and has completed 1,000 hours of service for the Company.

4.   Participation and Payroll Deductions

     a. Enrollment. Each Employee may elect to participate in the Plan for a Plan Year by completing an enrollment form prescribed by the Committee and returning it to the Company on or before the date specified by the Committee, which date shall precede the Employee's Entry Date. Each Employee shall be advised of the purchase price determined under Subparagraph 5(b)(ii) before enrolling in the Plan.

     b. Amount of Deduction. The enrollment form shall specify a payroll deduction amount of up to fifteen percent (in whole numbers) of Compensation which shall be withheld from the Participant's regular paychecks, including bonus paychecks, for a Plan Year; provided, however, that no Employee shall be permitted to specify a deduction in excess of the amount necessary to purchase 500 Shares for a Plan Year. The Committee in its sole discretion, may authorize payment in respect of any option exercised hereunder by personal check.

     c. Payroll Deduction Accounts. Each Participant's payroll deduction shall be credited, as soon as practicable following the relevant pay date, to a Payroll Deduction Account, pending the purchase of Shares in accordance with the provisions of the Plan. All such amounts shall be assets of the Company and may be used by the Company for any corporate purpose. No interest shall accrue or be paid on amounts credited to a Payroll Deduction Account.

     d. Subsequent Plan Years. Unless otherwise specified prior to the beginning of any Plan Year on an enrollment form prescribed by the Committee, a Participant shall be deemed to have elected to participate in each subsequent Plan Year for which the Participant is eligible to the same extent and in the same manner as at the end of the prior Plan Year.

     e.   Change in Participation.

          (i) At any time during a Plan Year, a Participant may cease participation in the Plan by completing and filing the form prescribed by the Committee with the Company. Such cessation will become effective as soon as practicable following receipt of such form by the Company, whereupon no further payroll deductions will be made and the Company shall pay to such Participant an amount equal to the balance in the Participant's Payroll Deduction Account as soon as practicable thereafter. To the extent then eligible, any Participant who ceased to participate may elect to participate again on any subsequent Entry Date.

          (ii) At any time during the Plan Year (but not more than once in any calendar quarter) a Participant may increase or decrease the percentage of Compensation subject to payroll deduction within the limits provided in Subparagraph (b) above, by filing the form prescribed by the Committee with the Company. Such increase or decrease shall become effective with the first pay period following receipt of such form to which it may be practicably applied.

          (iii) Notwithstanding anything herein to the contrary, in the event the Committee determines under Subparagraph 5(b)(ii) to change the purchase price of the Shares, each Participant shall be advised in advance of the effective date of such change and afforded the opportunity to make a change in participation under Subparagraphs 4(e)(i) or 4(e)(ii) before such change in the purchase price takes effect.

          (iv) Any Participant who receives a distribution under the Retirement Plan on account of a financial hardship, as determined under such plan, shall be suspended from participation in the Plan for the same period as such Participant's participation in the Retirement Plan shall be suspended.

5.   Offerings

     a. Maximum Number of Shares. The Committee will implement the Plan by making offerings of Shares on each Grant Date until the maximum number of Shares available under the Plan have been issued pursuant to the exercise of options.

     b.   Exercise of Options.

          (i) Subject to Subparagraph 5(c), on each Investment Date, each Participant shall be deemed, subject to Subparagraph 5(d), without any further action, to have exercised and purchased, the number of Shares determined by dividing the amount credited to the Participant's Payroll Deduction Account on such date by the purchase price (as determined in Subparagraph (b)(ii) below).

          (ii) The purchase price for each Share shall be expressed as a percentage of Fair Market Value on the Grant Date as shall be determined by the Committee, but in no event shall such purchase price be less than eighty-five percent (85%) of the Fair Market Value of such Share on the Grant Date.

     c. Oversubscription of Shares. If the total number of Shares for which options are exercised on any Investment Date exceeds the maximum number of Shares available under the Plan, the Company shall make an allocation of the Shares available for delivery and distribution among the Participants in as nearly a uniform manner as shall be practicable.

     d.   Limitations on Grant and Exercise of Options.

          (i) No option granted under this Plan shall permit a Participant to purchase Shares under all employee stock purchase plans (as defined under Code Section 423(b)) of the Company at a rate which, in the aggregate, exceeds $25,000 of the Fair Market Value of such Shares (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time.

          (ii) No Employee who would own, immediately after the option is granted, Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Company (a "5% Owner") shall be granted an option. For purposes of determining whether an Employee is a 5% Owner, the rules of Code Section 424(d) shall apply in determining the Share ownership of an individual and Shares which the Employee may purchase under outstanding options shall be treated as Shares owned by the Employee.

6.   Distributions of Shares

     a. Annual Distributions. As soon as practicable following an Investment Date, Shares deemed purchased pursuant to Subparagraph 5(b) shall be distributed to the Participant.

     b. Termination of Employment. If a Participant's employment with the Company terminates for any reason during a Plan Year, all amounts credited to the Participant's Payroll Deduction Account shall be refunded to the Participant or, in the event of the Participant's death, to the Participant's estate, as soon as practicable.

7.   Rights as a Stockholder

     When a Participant purchases Shares pursuant to the Plan, the Participant shall have all of the rights and privileges of a stockholder of the Company with respect to the Shares so purchased or credited, whether or not certificates representing such Shares shall have been issued.

8.   Options Not Transferable

     Options granted under the Plan are not transferable by a Participant and are exercisable during the Participant's lifetime only by the Participant.

9.   Common Stock

     a. Reserved Shares. There shall be reserved for the issuance and purchase under the Plan an aggregate of 200,000 Shares, subject to adjustment as provided in Section 10. Shares subject to the Plan may be Shares now or hereafter authorized but unissued, treasury shares or shares available in the open market, at the discretion of the Board of Directors.

     b. Restrictions on Exercise. In its sole discretion, the Board may require as conditions to the exercise of any option that Shares reserved for issuance upon the exercise of an option shall have been duly listed on any recognized national securities exchange, and that either a registration statement under the Securities Act of 1933, as amended, with respect to said Shares shall be effective, or the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is the Participant's intention to purchase the Shares for investment only and not for resale or distribution.

     c. Restriction on Sale. Shares purchased hereunder shall not be transferable by a Participant for a period of twelve (12) months immediately following the Investment Date on which such Shares were purchased.

     d. Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Treasurer of the Company prior to the Investment Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

     e. Right of First Refusal. If any Shares issued under the Plan are not readily tradable on an established market on the date an owner intends to sell such Shares, such owner shall first offer such Shares to the Company for purchase and the Company shall have thirty (30) days to exercise its right to purchase such Shares. The owner shall give written notice to the Company stating that he or she has a bona fide offer for the purchase of such Shares, stating the number of Shares to be sold, the name and address of the person(s) offering to purchase the Shares and the purchase price and terms of payment of such sale. The owner shall be entitled to receive the same purchase price offered by such person(s) offering to purchase such Shares. Payment may be in a lump sum or, if the lump sum exceeds $100,000, in substantially equal annual or more frequent installments over a period not exceeding five (5) years in the discretion of the Committee. If a method of deferred payments is selected, the unpaid balance shall earn interest at a rate that is substantially equal to the rate at which the Company could borrow the amount due and shall be secured by a pledge of the Shares purchased or such other adequate security as agreed to by the Company and the owner. For purposes of this subparagraph, Shares shall be considered not readily tradable on an established market if such Shares are not publicly tradable or because such Shares are subject to a trading limitation under any federal or state securities law or regulation that would make such Shares less freely tradable than stock not so restricted. For purposes of this subparagraph, an owner shall include any person who acquires Shares from any other person and for any reason; including, but not limited to, by gift, death or sale.

10.  Adjustment Upon Changes In Capitalization

     In the event of a subdivision or consolidation of the outstanding Shares, or the payment of a stock dividend hereon, the number of Shares reserved or authorized to be reserved under this Plan shall be increased or decreased, as the case may be, proportionately, and such other adjustments shall be made as may be deemed necessary or equitable by the Board. In the event of any other change affecting the Shares, such adjustments shall be made as may be deemed equitable by the Board, in its sole discretion, to give proper effect to such event, subject to the limitations of Code Section 424.

11.  Administration

     a. Appointment. The Plan shall be administered by the Committee which shall be comprised of at least two (2) non-employee disinterested directors appointed by the Board. A disinterested director is any member of the Board who within the prior year has not been, and is not being, granted any awards related to the Shares under the Plan or any other plan of the Company except for awards which: (i) are calculated in accordance with a formula as contemplated in paragraph (c)(ii) of Securities and Exchange Commission Rule 16b-3 ("Rule 16b-3");
(ii) result from participation in an ongoing securities acquisition plan meeting the conditions of paragraph (d)(2) of Rule 16b-3; or (iii) arise from an election by a director to receive all or part of his or her Board fees in securities.

     b. Authority. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons. If and to the extent required by Rule 16b-3 or any successor exemption under which the Committee believes it is appropriate for the Plan to qualify, the Committee may restrict a Participant's ability to participate in the Plan or sell any Shares received under the Plan for such period as the Committee deems appropriate or may impose such other conditions in connection with participation or distributions under the Plan as the Committee deems appropriate.

     c. Duties of Committee. The Committee shall establish and maintain records of the Plan and of each Payroll Deduction
Account established for any Participant hereunder.

     d. Plan Expenses. The Company shall pay the fees and expenses of accountants, counsel, agents and other personnel and all other costs of administration of the Plan.

     e. Indemnification. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in such member's capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company's own assets), each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management or control of the assets of the Plan may be delegated or allocated, against any cost or expense (including fees, disbursements and other charges of legal counsel) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud, willful misconduct or bad faith. The foregoing shall not be deemed to limit the Company's obligation to indemnify any member of the Committee under the Company's Certificate of Incorporation or By-laws, or any other agreement between the Company and such member.

12.  Amendment and Termination

     a. Amendment. Subject to the provisions of Code Section 423, the Board may amend the Plan in any respect; provided, however, that the Plan may not be amended in any manner that will retroactively impair or otherwise adversely affect the rights of any person to benefits under the Plan which have accrued prior to the date of such action.

     b. Termination. The Plan will terminate on the earlier of: (i) the Investment Date that Participants become entitled to purchase a number of Shares greater than the number of reserved Shares available for purchase; or (ii) ten (10) years from the effective date hereof. In addition, the Plan may be terminated at any time, in the sole discretion of the Board.

13.  Effective Date

     The Plan was adopted by the Board to be effective on January 1, 1996, subject to approval by the holders of the majority of Shares present and represented at an annual or special meeting of the stockholders held within twelve (12) months of the date the Plan is adopted.

14.  Governmental and Other Regulations

     The Plan and the grant and exercise of options to purchase Shares hereunder, and the Company's obligations to sell and deliver Shares upon the exercise of options to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as, in the opinion of counsel to the Company, may be required.

15.  No Employment Rights

     The Plan does not create, directly or indirectly, any right for the benefit of any Employee or class of Employees to purchase any Shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

16.  Withholding

     As a condition to receiving Shares hereunder, the Company may require the Participant to make a cash payment to the Company of, or the Company may withhold from any Shares distributable under the Plan, an amount necessary to satisfy all federal, state, city or other taxes as may be required to be withheld in respect of such payments pursuant to any law or governmental regulation or ruling.

17.  Offsets

     To the extent permitted by law, the Company shall have the absolute right to withhold any amounts payable to any Participant under the terms of the Plan to the extent of any amount owed for any reason by such Participant to the Company and to set off and apply the amounts so withheld to payment of any such amounts owed to the Company, whether or not such amounts shall then be immediately due and payable and in such order or priority as among such amounts owed as the Committee, in its sole discretion, shall determine.

18.  Notices, Etc.

     All elections, designations, requests, notices, instructions and other communications from a Participant to the Committee or the Company required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

19.  Captions, Etc.

     The captions of the Paragraphs and Subparagraphs of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan. References to Paragraphs herein are to the specified Paragraphs of this Plan unless another reference is specifically stated. Wherever used herein, a singular number shall be deemed to include the plural unless a different meaning is required by the context.

20.  Effect of Plan

     The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of the Company and each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

21.  Governing Law

     The laws of the State of Iowa shall govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.